Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 23, 2013 on the financial statements and financial highlights of Touchstone Capital Growth Fund, Touchstone International Small Cap Fund, Touchstone Mid Cap Value Opportunities Fund, Touchstone Small Cap Value Opportunities Fund, and Touchstone Value Fund, five of the portfolios constituting the Touchstone Strategic Trust, in Post-Effective Amendment Number 100 to the Registration Statement (Form N-1A, No. 002-80859), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
October 25, 2013